[LOGO]                                                             Exhibit 99.1
-------------------------------------------------------------------------------

FOR FURTHER INFORMATION CONTACT:
John W. Hesse Executive Vice President
and Chief Financial Officer (503) 520-6010 or Montgomery W. Cornell, Treasurer
(503) 520-6019


FOR IMMEDIATE RELEASE

          PROTECTION ONE ANNOUNCES ACQUISITIONS OF 11,000 SUBSCRIBERS,
                          STRONG GROWTH IN FISCAL 1996

        Culver City, California, October 30, 1996 -- Protection One (Nasdaq:
ALRM) announced today that it closed two acquisitions in late September and early October. In aggregate, the acquisitions represent approximately 11,000 subscribers and $250,000 of MRR located primarily in Seattle, Washington and Portland, Oregon.

        The majority of the aggregate purchase price was paid in Protection One common stock, 90% of which stock is subject to trading restrictions through mid-December, 1996. The shares have been registered for resale in a recent Form S-3 declared effective by the Securities and Exchange Commission.

        Jim Mackenzie, the Company's President and CEO said "These fill-in acquisitions bolster Protection One's subscriber density and leading market share in two key markets, Seattle and Portland, and strengthen our role as the predominant consolidator in our markets. We continue to believe that subscriber density and market leadership will be requirements to compete effectively in the alarm industry of the future, primarily because of a growing trend toward the privatization of alarm response."

        Mr. Mackenzie added "In the fourth quarter of fiscal 1996, the Dealer Program, our lowest-cost form of growth, generated over 11,000 subscribers and we closed three smaller acquisitions in addition to those mentioned above. These additions enabled Protection One to reach approximately 197,000 subscribers at the end of fiscal 1996, 52% higher than our subscriber base at the beginning of the year. The aggregate net addition of approximately 67,000 subscribers during fiscal 1996 represents record growth for Protection One. We continue to see attractively-priced growth opportunities in our Dealer and acquisition pipelines; strategic alliances are beginning to yield results as well."

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The information included in this press release contains statements that are forward-looking, such as statements relating to subscriber growth through the Dealer Program, acquisitions and joint venture activities and to competitive position. Forward-looking information is based on management's assumptions and involves important risks and uncertainties that could significantly affect anticipated results in the future; accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company. For more information on factors which could affect the Company's financial results, please review the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 1996.

        Protection One provides security alarm monitoring services and sells, installs and services security alarm systems for residential and small business subscribers, substantially all of whom are located in the seven western states of Arizona, California, Nevada, New Mexico, Oregon, Utah and Washington.

                                     -End-